Exhibit 99.1

Sonus Terminates Shareholder Rights Plan

For Immediate Release: September 18, 2014

WESTFORD, Mass. - Sonus Networks, Inc. (Nasdaq: SONS), a global leader in securing real-time communications, today announced that its board of directors voted to terminate the company’s shareholder rights plan effective September 17, 2014.  The shareholder rights plan was originally scheduled to expire on June 26, 2015.  Shareholders do not have to take any action as a result of this termination.

Ray Dolan, president and chief executive officer, commented, “Our board concluded that the shareholder rights plan is no longer necessary given the company’s shareholder-friendly actions to deploy excess cash in order to accelerate growth through acquisition and also to repurchase shares such that today, no single shareholder owns more than 10 percent of our total outstanding shares. In reaching its decision, the board also took into careful consideration shareholder feedback received as part of our 2014 proxy outreach process.”

About Sonus Networks:

Sonus secures real-time communications so the world’s leading service providers and enterprises can embrace the next generation of SIP and 4G/LTE solutions including VoIP, video, instant messaging and online collaboration. With customers in more than 50 countries and nearly two decades of experience, Sonus offers a complete portfolio of hardware-based and virtualized Session Border Controllers (SBCs), Diameter Signaling Controllers (DSCs), policy/routing servers and media and signaling gateways. For more information, visit www.sonus.net or call 1-855-GO-SONUS.

For more information:

Patti Leahy

+1-978-614-8440
pleahy@sonusnet.com